Filed pursuant to Rule 424(b)(3)
Registration No. 333-208413
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated December 23, 2015)

24,803,450 Shares
______________________
CSRA INC.
______________________
Common Stock

This prospectus supplement supplements the prospectus dated December 23, 2015 (as supplemented to date, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration No. 333-208413). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 18, 2016 (the “Current Report”), including Exhibit 99.1 of the Current Report. Accordingly, we have attached the Current Report and Exhibit 99.1 of the Current Report to this prospectus supplement. Notwithstanding anything to the contrary set forth in the Current Report, Exhibit 99.1 of the Current Report is incorporated by reference herein.

The Prospectus and this prospectus supplement relate solely to the offer and sale from time to time of up to 24,803,450 shares of CSRA Inc. common stock, $0.001 par value per share, by the selling stockholders identified in the Prospectus. See “Selling Stockholders” in the Prospectus. The registration of the shares of common stock to which the Prospectus and this prospectus supplement relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than commissions or discounts of underwriters, broker-dealers, or agents. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in the Prospectus. For more information, see “Plan of Distribution” in the Prospectus.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CSRA.” On March 17, 2016 the closing sales price of our common stock as reported on the NYSE was $24.80 per share.

Because all of the shares of our common stock offered under the Prospectus and this prospectus supplement are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the matters described under “Risk Factors” beginning on page 19 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2016

CSRA INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-37494	47-4310550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code 703-641-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2016, the Board of Directors (the "Board") of CSRA Inc. (the "Company") appointed Mr. Craig Martin as a member of the Board. Mr. Martin will serve on the Company's Compensation Committee and Nominating/Corporate Governance Committee. Mr. Martin will participate in the Company’s compensation program for non-employee directors. In addition, he executed the Company’s standard form of non-employee director indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.14 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2015. A copy of the press release issued on March 15, 2016 announcing the appointment of Mr. Martin is attached hereto as Exhibit 99.1.

On March 16, 2016, Catherine Kuenzel resigned from her position as Executive Vice President of the Company’s Department of Homeland Security Group, effective March 16, 2016.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

The following additional exhibits are filed herewith.

Exhibit No.	Description
99.1	Press Release dated March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CSRA INC.

Dated: March 18, 2016	By: /s/ William J. Haynes II
William J. Haynes II
Executive Vice President, General Counsel and Secretary

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